Exhibit 23.1

Independent Auditor’s Consent

The Board of Directors

Chaparral Network Storage, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-102593, 333-104958, and 333-107756) on Form S-3 and registration statements (Nos. 333-35751, 333-88635, 333-43834, 333-70952, 333-96963, and 333-107008) on Form S-8 of Dot Hill Systems Corp. of our report dated February 2, 2004, with respect to the balance sheets of Chaparral Network Storage, Inc. as of March 31, 2003 and 2002, and the related statements of operations, preferred stock, stockholders’ equity (deficit), and cash flows for each of the years then ended, which report appears in the Form 8-K/A of Dot Hill Systems Corp. dated May 7, 2004.

Our report includes an explanatory paragraph that states that the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Boulder, Colorado
May 7, 2004